#035 AMT Free Insured Municipal Fund

7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


53A	For the period ended July 31, 2005 Putnam Management has
assumed $9,201 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 (000s omitted)

Class A	 	$10,141
Class B 		2,925
Class C 		263

72DD2 (000s omitted)

Class M		$38

73A1

Class A		$0.537755
Class B 		 0.440366
Class C		 0.417820

73A2

Class M 		$0.494352


74U1 (000s omitted)

Class A		 18,446
Class B		  5,845
Class C		    585

74U2 (000s omitted)

Class M		75

74V1

Class A		$15.07
Class B		 15.09
Class C		 15.09

74V2

Class M		$15.11